EXHIBIT 10.3
BURT ADAMS EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into effective as of December 18, 2006, by and between Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), and Burt A. Adams, an individual (the “Executive”).
RECITALS
     WHEREAS, the Company desires to employ Executive as its Vice Chairman and the Company and Executive desire to specify the terms and conditions with respect to Executive’s employment; and
     WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. DEFINITIONS. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:
          1.1 “Board” means the Company’s Board of Directors or its Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 5.5 below.
          1.2 “Cause” means (i) Executive’s conviction of, or plea of nolo contendere or guilty to (a) a felony or (b) any other crime which involves moral turpitude; or (ii) that Executive commits a material breach of any of the terms and provisions hereof or fails to obey written directions delivered to Executive by the Company’s Board or Chief Executive Officer that are not inconsistent with Executive’s rights under this Agreement.
     2. EMPLOYMENT TERM AND DUTIES.
          2.1 Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment for a term commencing as of December 18, 2006 (the “Hire Date”) and ending on the third anniversary of such date, and thereafter may automatically be extended for one year periods subject to Board approval unless sooner terminated in accordance with the provisions of Section 2.5 below (the “Employment Term”). Except as otherwise provided herein, this Agreement supersedes and terminates any and all prior agreements, discussions and writings between Executive and any employee or representative of the Company concerning and/or relating to Executive’s employment.
          2.2 Position. Executive shall serve as Vice Chairman and shall report directly to the Chief Executive Officer and/or the Board (the “Service”). At the Company’s request, Executive shall serve the Company’s subsidiaries and affiliates in other offices and capacities in addition to the foregoing and is intended to be a director of the Board pursuant to the Company’s Investor

Rights Agreement dated as of the date hereof. If Executive serves any one or more of such additional capacities, Executive’s compensation and benefits shall not be increased beyond that provided in Section 2.4 below. Further, if Executive’s service in one or more of such additional capacities is terminated, such termination shall not constitute a termination without Cause as defined in Section 2.5.3.
          2.3 Duties. Executive shall have the authority and perform the duties customarily associated with his title and office, together with such additional duties of a Company officer nature and commensurate with Executive’s title as may from time to time be assigned by the Chief Executive Officer and the Board. During the term of Executive’s employment under this Agreement, Executive shall devote his full working time and best efforts to the performance of his duties and the furtherance of the interests of the Company. Executive may not serve as an officer or director of, make investments in, or otherwise be employed by, or participate in, any other entity without the prior written consent of the Company; provided that, so long as it does not interfere with Executive’s employment, Executive may (a) with the prior written consent of the Company, serve as a director in a non-competing company, (b) serve as an officer, director or otherwise participate in a purely educational, welfare, social, religious and civic organization, and (c) manage personal and family investments.
          2.4 Compensation and Benefits.
               2.4.1 Base Salary. In consideration of the Services rendered to the Company hereunder by Executive, the Company shall pay Executive a base salary per annum of Three Hundred Fifty Thousand Dollars ($350,000), less applicable statutory deductions and withholdings (the “Base Salary”), payable in accordance with the Company’s regular payroll procedures as presently in effect and amended from time to time. The Company, by action of its Board or the Compensation Committee, may increase Executive’s Base Salary at any time and from time to time during the Employment Term.
               2.4.2 Benefits. In addition to the Base Salary, Executive shall be eligible to receive the following:
                    (i) Vacation, Sick Leave and Holidays. Executive shall be entitled to paid vacation of four weeks, sick leave and holidays in accordance with applicable Company policies, as presently in effect and amended from time to time.
                    (ii) Employee Benefits. Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, shall be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers in accordance with applicable Company policies and the terms of the applicable benefit plans as presently in effect and amended from time to time, such as, without limitation, any medical, dental, pension, 401(k), accident, disability, stock options and life insurance benefits.
                    (iii) Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s Services under this Agreement, provided he properly accounts for such expenses in accordance with Company policy as presently in effect and amended from time to time.
                    (iv) Continuation. Executive’s compensation and benefits provided herein shall not be reduced for so long as Executive otherwise remains employed by the Company under the terms of this Agreement.
               2.4.3 Incentive Compensation. In addition to the Base Salary, Executive shall be eligible for incentive compensation in a maximum amount equal to fifty percent (50%) of Base

Salary upon achieving the goals and objectives set for Executive by the Board. Such goals shall first be provided to Executive not later than sixty (60) days after the Hire Date and shall be amended each year thereafter in the discretion of the Company. Such bonus shall be paid annually within thirty (30) days after the completion of the Company’s audited financial statements for each year. In the sole discretion of the Board or the Compensation Committee, Executive may be granted additional incentive compensation. No incentive compensation shall be paid for partial years of service under this Agreement.
          2.5 Termination.
               2.5.1 Termination Upon Death or Disability. If Executive dies during the Employment Term, Executive’s employment shall terminate as of the date of Executive’s death. If Executive is Disabled, the Company shall have the right to terminate this Agreement upon thirty (30) days notice in writing to Executive. If Executive’s employment is terminated because of death or Disability, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive or, in the case of the death of Executive, Executive’s estate, heirs, next of kin, distributes, executors or administrators (the “Executor’s Estate”) shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) incentive compensation earned but unpaid, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefits earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s death or Disability. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall be eligible at the time of such death or Disability. For this purpose, “Disabled” or “Disability” shall mean that Executive meets the definition of disability under the Company’s then current long-term disability policy or, if no such policy is in force, that Executive by virtue of a physical or mental disability is unable to perform substantially and continuously the essential functions of his usual duties, even with reasonable accommodation, for a period in excess of one hundred eighty (180) consecutive or non-consecutive days during any consecutive twelve (12) month period.
               2.5.2 Termination For Cause. The Company may terminate Executive’s employment for Cause. Such termination shall be communicated by the delivery of a notice of termination to Executive in accordance with Section 5.1 and shall be effective as of the date of delivery of the notice of termination. Executive shall have no right to receive any compensation on and after the effective date of such termination other than (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, and (C) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.3 Termination Without Cause. The Company may terminate Executive’s employment without Cause upon thirty (30) days prior written notice thereof given to Executive in accordance with Section 5.1. If Executive’s employment is involuntarily terminated without Cause, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) Executive’s Base Salary as it becomes due for a period equal to the greater of six (6) months or the then remaining Employment Term, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefit or compensation earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.4 Termination By Executive. Beginning one (1) year after the Hire Date, Executive may terminate his employment for any reason upon thirty (30) days prior written notice thereof given to the Company in accordance with Section 5.1. If Executive’s employment is terminated hereunder, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, (C) any other benefit earned and accrued prior to the date of termination, and (D) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.5 No Limit on Rights Under Benefit Programs. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall otherwise be eligible at the time of such termination.
     3. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION. Executive acknowledges that he will not disclose, use or make available to a third party unless expressly authorized by the Company, any of the Company’s trade secrets or confidential information.
     4. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement.
     5. MISCELLANEOUS.
          5.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested), (iv) delivered by overnight courier to the parties, or (v) delivered by electronic communication (as set forth below) at the following addresses, facsimile numbers, or electronic mail addresses:
          If to Executive, to:
Burt A. Adams
612 Techview Drive
Berwick, LA 70340
          If to the Company, to:
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Facsimile: (713) 369-0555
Attn: Theodore F. Pound III, General Counsel and Secretary
All such notices, requests and other communications will (i) if delivered personally or by overnight carrier to the address as provided in this Section 5.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 5.1, be deemed given five (5) days after the date of deposit in the United States mail, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 5.1, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 5.1 if sent with return receipt requested to the electronic mail address specified by the receiving party, in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.
          5.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to Executive’s employment.
          5.3 Survival. The respective rights and obligations of the parties set forth in (i) Sections 3 and this Section 5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company, and (ii) Section 2.5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company to the extent of any unfulfilled obligations thereunder.
          5.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          5.5 Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee of the Board (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board; and provided further that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.
          5.6 Tax and Legal Advice. Executive has had an opportunity to consult with his legal counsel and tax and other advisors regarding the preparation of this Agreement.
          5.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, except as provided in Section 2.5.1 as to the Executor’s Estate.

          5.8 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.
          5.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          5.10 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.
          5.11 General Creditor Status. All cash payments to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.
          5.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
          5.13 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (AND ANY TEXAS STATE COURT WITHIN HARRIS COUNTY, TEXAS).
          5.14 Reaffirmation. Immediately at the time Executive’s employment with the Company ends, Executive will ratify Sections 5.12 and 5.13 of this Agreement.
          5.15 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Employment Agreement Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on the date first written above.

COMPANY:	ALLIS-CHALMERS ENERGY INC.

/s/ Victor M. Perez
Name: Victor M. Perez
Title: Chief Financial Officer

EXECUTIVE:	/s/ Burt A. Adams
Burt A. Adams